Exhibit 3.9

STATE OF MINNESOTA

SECRETARY OF STATE

CERTIFICATE OF INCORPORATION

I, Mary Kiffmeyer, Secretary of State of Minnesota, do certify that: Articles of incorporation, duly signed and acknowledged under oath, have been filed on this date in the office of the Secretary of State, for the incorporation of the following corporation, under and in accordance with the provisions of the chapter of Minnesota Statutes listed below.

This corporation is now legally organized under the laws of Minnesota.

Corporate Name: AIIM Restaurant, Inc.

Corporate Charter Number: 11E-915

Chapter Formed Under: 302A

This certificate has been issued on 06/09/2000.

Secretary of State

ARTICLES OF INCORPORATION

OF

AIIM RESTAURANT, INC.

The undersigned, being a natural person of at least eighteen years of age, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of incorporating a corporation for profit pursuant to Chapter 302A, Minnesota Statutes.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is: AIIM Restaurant, Inc.

SECOND: The address of the initial registered office of the Corporation in the State of Minnesota is c/o Corporation Service Company, Multifoods Tower, 33 South Sixth Street, Minneapolis 55402, and the name of the initial registered agent of the Corporation at that address is Corporation Service Company. The said initial registered office is located in the County of Hennepin.

THIRD: The aggregate number of shares that the Corporation has authority to issue is 1,000, all of which are of a par value of $.01 dollar each and are of the same class and series and are Common shares.

FOURTH: The name and the address of the incorporator are as follows:

NAME	ADDRESS
Kathleen Clover, Esq.	300 Sixth Avenue, 8th Floor
Pittsburgh, PA 15222

FIFTH: The duration of the Corporation shall be perpetual.

SIXTH: The Corporation has general business purposes and, in furtherance of the corporate purposes, the Corporation shall have all of the powers conferred upon corporations incorporated under Chapter 302A, Minnesota Statutes.

SEVENTH: No shareholder entitled to vote in the election of directors shall be entitled to the right to cumulative voting in any such election.

EIGHTH: Any action required or permitted to be taken at a meeting of the Board of Directors of the Corporation, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.

NINTH: The Corporation shall, to the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Chapter from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Chapter.

TENTH: No holder of the shares of any class of the Corporation shall be entitled to preemptive rights.

I certify that I am authorized to execute this document and I further certify that I understand that by signing this document, I am subject to the penalties of perjury as set forth in Section 609.48, Minnesota Statues, as if I had signed this document under oath.

Signed on June 9, 2000
Kathleen Clover, Esq., Incorporator

STATE OF MINNESOTA

FILED

JUN 09 2000

Mary Kiffmeyer

Secretary of State